LETTER TO BENEFICIAL OWNERS

                              BANC ONE CORPORATION
                               OFFER TO EXCHANGE
                          SUBORDINATED NOTES DUE 2019
                       FOR ANY AND ALL OF ITS OUTSTANDING
                       9 7/8% SUBORDINATED NOTES DUE 2009

     THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, MARCH 18, 1998, UNLESS EXTENDED (THE "EXPIRATION DATE").

                                                               FEBRUARY 18, 1998

TO OUR CLIENTS:

    Enclosed for your consideration are the Offering Circular dated February 18, 1998 (the "Offering Circular") and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer") in connection with the offer by BANC ONE CORPORATION (the "Company") upon the terms and subject to the conditions set forth in the Offering Circular and the accompanying Letter of Transmittal to exchange an aggregate principal amount of up to $200,000,000 of its Subordinated Notes Due March 1, 2019 (the "New Notes") for a like principal amount of its issued and outstanding 9 7/8% Subordinated Notes Due March 1, 2009 (the "Old Notes") from the registered holders (individually, a "Holder" and collectively, the "Holders") thereof. The New Notes will evidence the same class of debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, an Indenture dated as of March 3, 1997 between the Company and The Chase Manhattan Bank, as trustee.

    The New Notes will have the same interest rate as the Old Notes until March 1, 2009, and, thereafter, the interest rate on the New Notes will be as provided herein. For the Old Notes, a price (the "Reference Price of the Old Notes") will be determined using a specified fixed spread pricing formula. The Reference Price of the Old Notes will be based on a yield to the maturity date of the Old Notes equal to (i) the yield on the 5 1/2% U.S. Treasury Note due February 15, 2008 plus (ii) 88 basis points. For the New Notes, a per annum interest rate (the "Extension Coupon") will be determined for the period from, and including, March 1, 2009 to but not including the maturity date, March 1, 2019. This Extension Coupon (expressed as a percentage with two decimal places) will be such that the price of the New Notes (the "Reference Price of the New Notes") will be at least $15.00 or greater than the Reference Price of the Old Notes per $1,000 principal amount thereof . The Reference Price of the New Notes will be based on a yield to the maturity date of the New Notes equal to (i) the yield on the 6 3/8% U.S. Treasury Note due August 15, 2027 plus (ii) 100 basis points. For each $1,000 principal amount of Old Notes exchanged, the Holder thereof will receive $1,000 principal amount of New Notes.

    The Extension Coupon and the reference prices will be determined as of 2:00 p.m., New York City time, on the second business day prior to the Expiration Date, unless the Expiration Date is extended.

    We are the Holder of Old Notes held for your account. A tender of such Old Notes can be made only by us as the Holder and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Notes held by us for your account. Beneficial owners of Old Notes whose Old Notes are held in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to exchange such Old Notes.

    We request that you advise us whether you wish us to tender any or all of the Old Notes held by us for your account upon the terms and subject to the conditions set forth in the Offering Circular and the Letter of Transmittal.
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    Your instructions to us should be forwarded as promptly as possible in order to permit us to execute a Letter of Transmittal and tender your Old Notes on your behalf in accordance with the terms of the Exchange Offer.

    Your attention is directed to the following:

    1. The Exchange Offer and withdrawal rights will expire at 5:00 p.m. New York City time, on Wednesday, March 18, 1998, unless extended.

    2. The Company's obligation to exchange Old Notes for New Notes is subject to certain conditions set forth in the Offering Circular under the caption "The Exchange Offer--Conditions to the Exchange Offer".

    3.  Tenders of Old Notes may only be withdrawn prior to the Expiration Date.

    4. Any transfer taxes with respect to the exchange and transfer of any Old Notes pursuant to the Exchange Offer will be paid by the Company, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

    If you wish to have us tender any or all of your Old Notes, please so instruct us by completing, executing, detaching and returning to us the detachable instruction form set forth below. An envelope to return your instructions is enclosed. If you authorize the tender of your Old Notes, all such Old Notes will be tendered unless otherwise specified on such instructions. Your instruction should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date.

    The Exchange Offer is not being made to, and offers are not being solicited from (nor will tenders of Old Notes be accepted from or on behalf of, Holders in any jurisdiction in which the making of the Exchange Offer or acceptance for exchange of the Old Notes would not be in compliance with the laws of that jurisdiction. However, the Company may, in its sole discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction, and may extend the Exchange Offer to Holders in that jurisdiction.

    IMPORTANT: THE LETTER OF TRANSMITTAL (OR A MANUALLY SIGNED FACSIMILE THEREOF), TOGETHER WITH THE OLD NOTES AND ALL OTHER REQUIRED DOCUMENTS MUST BE RECEIVED BY THE EXCHANGE AGENT PRIOR TO THE EXPIRATION DATE.

                 INSTRUCTION WITH RESPECT TO THE EXCHANGE OFFER

    The undersigned acknowledge(s) receipt of your letter, the Offering Circular dated February 18, 1998 and the related Letter of Transmittal relating to the Old Notes in connection with the Exchange Offer by the Company to exchange its New Notes for up to $200,000,000 of the Old Notes that are validly tendered and accepted for exchange, upon the terms and subject to the conditions set forth in the Offering Circular.

    This will instruct you to tender the number of Old Notes indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offering Circular and the Letter of Transmittal with respect to the Old Notes tendered.

SIGN HERE

-------------------------------------------   -------------------------------------------
                 Signature                                     Signature
                                                   (if more than one account holder)

-------------------------------------------   -------------------------------------------
            Name (Please Print)                           Name (Please Print)

-------------------------------------------   -------------------------------------------
                  Address                         Telephone No. (including Area Code)

-------------------------------------------   Date: -------------------------------------
        City, State and Postal Code

    / / By checking this box, all Old Notes held by you for our account will be tendered in the Exchange Offer. If fewer than all Old Notes are to be tendered, we have checked the box below and indicated the principal amount of Old Notes to be tendered by you.
    / /  $_________ Old Notes*

------------------------

    * Unless otherwise indicated, it will be assumed that all such Old Notes are to be tendered.